EXHIBIT 99.1

News Release dated May 24, 2005

GREENVILLE, SC -- Summit Financial Corporation (NASDAQ/Small Cap: SUMM) (the “Company”) today announced that its 2005 annual meeting of shareholders will be held at Thornblade Club, 1275 Thornblade Boulevard, Greer, South Carolina on June 30, 2005, at 10:00 a.m.

In accordance with Rule 14a-5(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company has determined that all shareholder proposals pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”) for presentation at the annual meeting must be received at the offices of the Company, Post Office Box 1087, Greenville, South Carolina, 29602, by June 3, 2005 for inclusion in the proxy statement and form of proxy relating to the meeting. In addition, under the Company’s bylaws, if the Company does not receive notice of a shareholder proposal or director nomination submitted otherwise than pursuant to Rule 14a-8 (i.e., proposals or nominations that shareholders intend to present at the annual meeting but do not intend to have included in the Company’s proxy statement and form of proxy for the meeting) prior to the close of business on June 3, 2005, then the notice will be considered untimely, and the Company will not be required to present the proposal or nomination at the annual meeting. If the Board of Directors chooses to present any such proposal at the annual meeting, then the persons named in proxies solicited by the Board of Directors for the annual meeting may exercise discretionary voting power with respect to the proposal. Proposals and nominations should be directed to the attention of the Corporate Secretary, Summit Financial Corporation, Post Office Box 1087, Greenville, South Carolina, 29602.

Summit Financial Corporation (http://www.summit-bank.com), headquartered in Greenville, SC, is the parent holding company for Summit National Bank. Summit National Bank provides a full range of banking services designed to meet substantially all of the financial needs of its customers from its four full-service branches in the Upstate of South Carolina. Through its subsidiary, Summit Investment Services, Inc., Summit provides nondeposit investments and financial management services.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For discussion of certain factors that may cause such forward-looking statements to differ materially from the Company's actual results, see the Company's Annual Report on Form 10-K for the year ended December 31, 2004.

CONTACTS:
J. Randolph Potter, President & CEO, (864) 240-5886
Blaise B. Bettendorf, Chief Financial Officer, (864) 240-5890